Exhibit 99.1

Contact: Susan Filyk Public Relations 210.308.1286 sfilyk@usfunds.com

June Falks
Public Relations
210.308.1202 jfalks@usfunds.com

For Immediate Release

U.S. Global Investors Reports Results for First Quarter of Fiscal Year 2013 ************************************************************************

SAN ANTONIO–November 6, 2012–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today recorded net income of $48,800, or 0 cents per share, on revenues of $4.98 million for the quarter ended September 30, 2012 (i.e., the first quarter of fiscal year 2013).

For the first quarter of fiscal year 2012, the company had net income of $749,518, or 5 cents per share, on revenues of $7.79 million. The year-over-year decline in revenue is primarily attributable to a decrease in assets under management. This follows an industry-wide trend that has persisted, as $215 billion has exited out of all stock mutual funds while nearly $290 billion was invested in bond funds over the past year, according to data from the Investment Company Institute.

As of September 30, 2012, total assets under management were $1.77 billion versus $2.05 billion at September 30, 2011, a decrease of 13.8 percent. Average assets under management were $1.66 billion for the quarter ended September 30, 2012.

“We’re pleased to see the markets experiencing a positive quarter, with the S&P 500 Index rising 6.35 percent and gold stocks rebounding considerably. The FTSE Gold Mines Index climbed 19.52 percent and the NYSE Arca Gold Miners Index increased 20.09 percent. Still, equity mutual funds continued to experience outflows of nearly $45 billion during the quarter while bond funds took in nearly twice that amount,” says Frank Holmes, U.S. Global Investors CEO. “We are disappointed that investors have opted out of the stock markets’ significant gains.”

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November 6, 2012

Continued Strong Balance Sheet, Reflexive Cost Structure and Monthly Dividends

As of September 30, 2012, the company had net working capital of approximately $25 million. Cash and cash equivalents totaled $19.7 million and marketable securities totaled $14.4 million as of the end of the quarter. In addition, the company has had no long-term debt since 2004 and owns its headquarters building.

With the company’s reflexive cost structure, quarterly expenses decreased 26.3 percent compared to the prior year. Employee compensation and benefits decreased 17.1 percent, advertising expenses were lower by 71.2 percent over the prior year, and general and administrative expense declined 15.5 percent.

The company has continued to pay monthly dividends of $0.02 per share. The monthly dividend equates to an annual yield of 3.92 percent on an annual basis at the September 28, 2012, closing price of $6.13 per share.

Market Commentary

“Next year is poised to be a pivotal year for gold stocks. Going back 30 years, gold companies have historically underperformed during the year of a presidential election,” says Holmes. “The silver lining for gold stock investors is that miners have typically bounced back the year after the election.”

“Also, the positive dynamics for gold and gold stocks remain, as another syringe of quantitative easing was injected into the U.S. economy’s bloodstream,” says Holmes. “The Federal Reserve’s action in August reaffirmed my stance I’ve reiterated on several occasions that the governments across developed markets have no fiscal discipline, opting for ultra-easy monetary policies to stimulate growth instead.”

The Fed’s move caused the gold price to rally, with gold futures increasing 14 percent during the quarter ended September 30, 2012.

“While well-intentioned, I believe ‘quantitative infinity’ programs, not only in the U.S., but in Japan and Europe as well, may have a devastating devaluing effect on currencies, which has helped to spur gold prices over the past decade,” says Holmes.

In addition, over the past year, there have been more than 200 stimulative monetary and fiscal policy moves initiated across several countries. These global easing measures are expected to have a positive effect on global markets over the next several months.

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November 6, 2012

Earnings Webcast Information

The company has scheduled a webcast for 7:30 a.m. Central time on Wednesday, November 7, 2012, to discuss the company's key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com. The earnings presentation can also be accessed by dialing 1 (800) 446-1671. The confirmation number is 33605694. Please dial in at least 5 minutes prior to the start of the call.

Selected financial data (unaudited):

	Three months ended
	9/30/2012	9/30/2011
Revenues	$4,977,566	$7,791,908
Expenses	4,888,030	6,629,822

Income before taxes	89,536	1,162,086
Tax expense	40,736	412,568

Net income	$48,800	$749,518

Earnings per share (basic and diluted)	$0.00	$0.05
Avg. common shares outstanding (basic)	15,475,887	15,425,705
Avg. common shares outstanding (diluted)	15,475,887	15,426,221
Avg. assets under management (billions)	$1.66	$2.45

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About U.S. Global Investors, Inc.

U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.

With an average of $1.66 billion in assets under management in the quarter ended September 30, 2012, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

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November 6, 2012

These filings, such as the company’s Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.